Exhibit 2.17

GSM BUSINESS COOPERATION AGREEMENT

Between

China Unicom Co., Ltd. Chengdu Branch

And

Talkie Technology (Shenzhen) Co., Ltd.

Dated January 1, 2012

GSM Business Cooperation Agreement

Party A: China Unicom Co., Ltd., Chengdu Branch

Person in charge:

Registered address: 66 Kehua North Road, Chengdu

Zipcode: 610041

Telephone:

Fax:

Contact Person:

Party B : Talkie Technology (Shenzhen) Co., Ltd.

Person in charge: Su, Zike

Registered address: 34 Floor, Development Center Building, Renmin South Road, Luohu, Shenzhen

Zip code:

Telephone:

Fax:

Contact person: Wang, Zefei

Whereas,

1)	Party A is a company incorporated and validly existing under the laws of the People’s Republic of China (“PRC”), and is legally authorized to operate telemarketing business and operating the telecommunication network of the regions contemplated by this Agreement.

2)	Party B is a wholly foreign owned enterprise incorporated and validly existing under the laws of the PRC with business license number of 440301503226006 and has the capability and qualification to operate the business authorized by Party A as contemplated under this Agreement.

In order to utilize the resources of Party A and Party B (hereinafter, the “Parties”) and in accordance with the principle of reciprocity, the Parties agree that Party A shall authorize Party B to operate the telemarketing business as contemplated herein in accordance with the following terms and conditions and the PRC laws, regulations and administrative regulations applicable to the telecommunication industry.

Section 1 Representations and Warranties

1.	Each Party agrees and warrants that such Party is an independent party to this Agreement; has completed all legal procedures required to operate the telemarketing business contemplated herein; will exercise its rights and perform its obligations under this Agreement legally; and is responsible for the legal liabilities and consequences arising herein in its own capacity.

2.	Party B warrants to accept all business policies, service policies, fee standards, marketing plans and promotion policies as may be formulated by Party A to regulate Party B’s operation of the telemarketing business contemplated herein, and that Party A has the right to revise such policies, standards or plan in its sole discretion.

Section 2 Authorized Business, Regions and Scope

3.	Party A hereby appoints Party B as its agent to operate telemarketing business on its behalf.

4.	If Party B operates the telemarketing business authorized herein at one location, the region Party B is authorized to cover shall be Qingyang District by way of co-operation store (exclusive store, co-operation store or agency store). The reference number of such channel is C81012069 and the reference code of such channel is C739.

5.	If Party B operates the telemarketing business authorized herein at multiple locations, Party B warrants to provide the following to develop Party A’s business within the authorized region:

i.	one store (see attachment 1 for authorized region, channel and other details) with operation commencing on January 1, 2012.

ii.	three personnel (including but not limited to, staff) to start working on the authorized business prior to January 1, 2012.

6.	Party A authorizes Party B to use the VI of Party A within the authorization scope. Party B shall decorate its store or design its website in accordance with relevant policies of Party A.

7.	Party B warrants that it has achieved necessary operation conditions to operate and develop the authorized business of Party A, including but not limited to the location and the floor area of venue, power supply and internet access, etc.

8.	Party B is responsible for necessary equipments of operation, including computers, printers, scanners, and copy machines, etc.

9.	Party B warrants to reach Party A’s business development targets within the term of this Agreement (including but not limited to the types and numbers of users, revenues and other targets).

10.	Based on Party B’s performance of the authorized business, Party A shall pay to Party B channel expansion service fees in accordance with Party A’s relevant policies. All service fees and maintenance fees shall cease to accrue from the date of termination of this Agreement.

11.	Party A has the right to cancel all SIM cards that have not been sold and activated before its expiration date. Each SIM cards expire on December 31 of the year following the year in which such SIM card is pre-registration (based on calendar years). Specifically:

In May 2012, Party A will cancel all SIM cards that have been pre-registered prior to December 31, 2010 and have not been sold and activated;

In January 2013, Party A will cancel all SIM cards that have been pre-registered from January 1, 2011 to December 31, 2011 and have not been sold and activated;

In January 2014, Party A will cancel all SIM cards that have been pre-registered from January 1, 2012 to December 31, 2012 and have not been sold and activated.

12.	Party B shall only conduct sales within the region covered by China Unicom’s branch office that is a Party to this Agreement, and may not conduct any sales outside of such region. Party A will inspect Party B’s sales information monthly and if Party B has conducted any sales outside of such region, Party B shall be penalized by Party A. Party B’s sales outside of such region shall not exceed [**]% of its total sales, and if Party B’s sales outside of such region exceeds [**]% of its total sales, Party B shall not be entitled to the channel service expansion fees for the exceeding portion.

13.	Party B may not, directly or indirectly, assign, transfer, authorize or license by any means part or all of the authorization under this Agreement to any third parties. If Party B breaches this article, Party A may terminate this Agreement and the authorization granted herein and Party B shall return all profits arising from such breach and compensate all damages of Party A arising therefrom.

14.	The authorization hereunder is not exclusive. Party A is entitled to appoint third parties in the authorized region to operate the authorized business, in which case such appointment of Party A will not affect the performance of this Agreement and Party B shall not interfere or object to such appointment (unless otherwise agreed in this Agreement by the Parties).

15.	If Party B proposes to revise certain part of this Agreement, such as the business venue, channel, bank account information, etc., this Agreement would need to be terminated; the separate agreement would need to be entered into; the original channel reference number, etc., would need to be cancelled and re-applied for.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

Section 3 Settlement of Channel Expansion Service Fees

16.	Party A shall settle the channel expansion service fees owed to Party B within the time and by the means as set out in relevant policies. Party A shall deliver the payment of channel expansion service fees after Party B settles its revenue accounts and delivers to Party A the invoice for the channel expansion service fees.

17.	The channel expansion service fees shall cease to accrue in the second month following the early termination or expiration of this Agreement or is terminated. All channel expansion service fees accrued prior to the expiration or early termination of this Agreement shall be paid by Party A to Party B within three months from such expiration or early termination; if Party B fails to request such fees accrued, Party A shall not be obligated to deliver such payment.

Section 4 Estimated Deposits

18.	The aggregate deposit under this Agreement is RMB[**]. Party B shall deliver such payment to Party A in full within seven days after effectiveness of this Agreement through bank transfer. Party B may not by any means transfer such costs of deposit to customers. (Reference is made to Party A’s policies regarding deposits of different channels.)

19.	Party A may adjust the amount of deposits to be paid by Party B based on changes of authorized scope, Party B’s performance, any complains by the customers and relevant policies and regulations. If Party A increases the deposit required from Party B, Party B shall deliver such increase in full within such time as requested in the written notice delivered by Party A. Party B is deemed to agree on such increase if it does not object to such increase in writing within seven business days after receipt of such notice.

20.	If Party B breaches policies of Party A and causes damages to Party A during the operation of the authorized business, Party A may deduct such amount from the deposit provided by Party B. Party A shall notify Party B of the reasons and amount of deposit deducted as soon as practicable after such deduction. Party B shall top up the deposit for the amount deducted within seven business days.

21.	In the case where Party B fails to top up or increase the deposit due from it, Article 52 shall apply.

22.	Upon expiration or early termination of this Agreement, Party A shall return the deposit (including but not limited to all fees and damages accrued but not paid by Party B under this Agreement, and other payment Party A is entitled to under this Agreement and schedules herein) to Party B (interest-free) after settling all accounts payables and accounts receivables with Party B.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

Section 5 Rights and Obligations of Party A

23.	Party A shall provide necessary technical support to and cooperate with Party B in order for Party B to perform the obligations hereunder, and Party A shall provide relevant training and/or marketing materials as may be required for the operation of the authorized business.

24.	Party A shall provide to Party B account numbers and relevant authority for its electronic operating system and support system and business related training, electronic system training and service training.

25.	Party A shall provide the latest fee standards and policies, administration procedures, promotion activities plans and other policies and plans related to the authorized business to Party B as soon as practicable.

26.	Party A shall pay channel expansion service fees to Party B according to the terms of this Agreement and schedules herein.

27.	Party A may revise the policies regarding channel expansion service fees based on government policies, market competition, technology, service or product upgrade, etc. Such revised policies shall be deemed a valid part of this Agreement. Party A shall notify Party B of such revision on channel expansion service fees as soon as practicable.

28.	Party A may evaluate performance of Party B based on existing evaluation policies and Party B’s operation results and reward or penalize Party B accordingly.

29.	Party A may, in its sole discretion, formulate and revise requirements and evaluation policies; evaluate the Party B’s business capabilities, credits, timeliness of payment based on Party B’s performance; and adjust the level of authorization granted to and the deposit required from Party B accordingly.

30.	Party A may supervise the operation of authorized business by Party B and reasonably appoint administration staff to inspect the authorized business as conducted by Party B at any time with respect to Party B’s marketing activities, service quality, and implementation of fee standards.

31.	Party A authorizes Party B to use Party A’s image, brand and other symbols within the authorized scope. If such symbols are used outside of the authorized scope by Party B or in such manner that has not been authorized, Party A may request Party B to rectify such breach, and if such breaches are not rectified, Party A may penalize Party B, terminate co-operations with Party B, and reserve the rights to seek economic and legal rectification for its damages.

32.	In the case of a breach of Party A’s policies and rules applicable to the authorized business by Party B, Party A may deduct any fines, damages and/or other payments from the channel expansion service fees and deposits in accordance with relevant policies and/or terms of this Agreement and schedules herein.

Section 6 Rights and Obligations of Party B

33.	Party B may request Party A to deliver channel expansion service fees in accordance with this Agreement and shall provide relevant invoice to Party A and be responsible for its own taxes and expenses.

34.	Party B shall ensure the authorized business is in compliance with the pricing policies, fee and promotion policies and other policies that Party A releases or amends based on the market circumstances from time to time, and may not breach such standards or policies of Party A during the operation of the authorized business.

35.	Customers developed by Party B shall enter into agreements directly with Party A and Party B may not, without Party A’s consent, enter into any agreements that contemplate the authorized business with the customers it develops.

36.	Party B may not, without Party A’s written consent, make any promise or representations to customers not consistent with Party A’s policies, or by any means obligates Party A to any restrictions, including any joint liabilities.

37.	Party B shall properly develop Party A’s business and services during the operation of the authorized business, and may not mislead customers or misrepresent in any way or charge or provide fee quotes to customers for services that are not included in Party A’s official price list or price schedule.

38.	Party B shall actively maintain Party A corporate image during the operation of the authorized business and comply with all applicable laws, regulations and Party A’s administrative policies regarding business and services.

39.	Party B shall take instructions and accept supervision regarding business operations from Party A, comply with Party A’s policies and cooperate with Party A’s marketing and promotion activities.

40.	Party B may conduct marketing and promotion activities if it applies for approval to Party A in advance, obtains Party A’s written consent and completes all relevant procedures. Party A may supervise and inspect all relevant activities of Party B. Party B shall report relevant information to Party A periodically about the market where the authorized business is located and the operations of the authorized business.

41.	Party B shall ensure the truthfulness, completeness, accuracy, safety of customers’ information in accordance with Party A’s relevant customer information management policies and deliver such information to Party A every seven days according to Party A’s filing requirements. If Party B causes damages to Party A where the customer information it provides is untrue or certain information is not registered (including but not limited to payment in arrears, legal disputes, etc.), Party B shall be responsible for such damages and any litigation or disputes arising therefrom.

42.	Party B has the obligation to keep confidential the information of the new customers it develops, and may not use such information for any purposes that are not contemplated herein by any means.

43.	Party B shall comply with all applicable requirements of Party A.

44.	Party B is responsible for the operating expenses of the authorized business, including but not limited to rentals, internet resource leasing fees, fees paid to the Administration of Industry and Commerce, tax, water and power bills, employee salary, etc. Party B may not, without Party A’s written consent, change service provider or sub-contract to a third party. If Party B plans to cease to provide any or all of the authorized business contemplated herein, Party B shall notify Party A at least three months in advance, the failure of which will entitle Party A to deduct the channel expansion service fees or deposits due to Party B and termination of this Agreement in Party A’s discretion.

Section 7 Intellectual Property

45.	Neither Party may use or allow a third party to use the other Party’s trade name, service mark, brand, trademark or symbols without the other Party’s written consent. The Parties expressly acknowledge: that a Party’s trade name, service mark, brand, trademark or symbols is the proprietary property of such Party and nothing in this Agreement or the schedules herein shall constitute the license of a Party’s trade name, service mark, brand, trademark or symbols to the other Party for general usage.

46.	Party B may not take an action at any time that may harm Party A’s ownership of its intellectual property or other property or use any names or symbols that are similar to, or that may be confused with Party A’s trade name and trademarks.

47.	Party B shall use relevant trade name, service mark, brand, trademark and symbols of Party A appropriately for purposes of marketing, promotion, and development of new customers in accordance with Party A’s requirements and terms of this Agreement and the schedules herein.

Section 8 Liabilities and Damages

48.	Non-compliance of any provision of this Agreement by any Party shall be deemed a breach of this Agreement. The breaching Party shall be liable for the damages in accordance with the terms of this Agreement and the schedules herein.

49.	Party A may penalize Party B if any of the following events occur, and deduct such fines from the channel expansion service fees and deposit, terminate this Agreement or seek further rectifications. Party B is liable for any civil litigations arising herefrom.

i.	Party B sells any counterfeits or illegal products;

ii.	Party B assigns any or all of the rights and/or obligations under this Agreement to any third party without Party A’s written consent;

iii.	Party B cease to operate the authorized business without Party A’s written consent;

iv.	Party B breaches Party A’s business and service policies, causing material complain from customers or media coverage, resulting material adverse affect on Party A.

v.	Party B deceives customers or leaks customer information;

vi.	Party B has not reached annual sales target agreed by the Parties, or provided agreed resources (including but not limited to stores and websites) within the time and in the amount or size agreed;

vii.	Party B otherwise breaches this Agreement and does not rectify such breach within seven days after notification from Party A.

50.	If this Agreement is terminated due to breaches by any Party, the non-breaching Party shall be entitled to demand the breaching Party to compensate for the economic loss suffered by the non-breaching Party caused by such breach.

51.	No delay or failure by a Party to enforce its rights hereunder shall not be deemed as a waiver of its right to enforce against the breaching Party or to claim monetary damages, nor shall it be deemed consent to such breach.

52.	If Party B’s violation of this Agreement, negligence or mistake causes loss of a third party, and if Party A in its sole discretion determines that such claim of loss, or litigation arising out of such claim of loss, may result in Party A’s obligation to compensate such third party, then Party A shall be entitled to participate in the resolution of such dispute and Party B shall ensure that Party A shall dictate the procedure for such dispute resolution. If the result of such dispute resolution eventually results in Party A to be held responsible for any compensation to the third party, then Party A shall be entitled to demand full-amount indemnification from Party B.

Section 9 Force Majeure

53.	In the event both or either Party fails to perform all or part of the obligations herein because of a Force Majeure event, neither Party is liable to compensate the other. Any Party affected by a Force Majeure event, however, shall provide the other Party with a certificate by competent authority within seven (7) days of the occurrence of the Force Majeure event. The affected Party(s) shall resume performing its obligations under this Agreement within reasonable time after the elimination of the effect of the Force Majeure. Force Majeure events include severe natural disaster, war and other acts of god.

Section 10 Termination

54.	Unless otherwise agreed in this Agreement, in each of the following cases, Party A may unilaterally terminate this Agreement and hold Party B liable for related losses:

i.	Party B does not follow Party A’s universal fee standards and policies, or violates Party A’s service policies and marketing guidelines;

ii.	Party B engages competes in bad-faith with Party A and other authorized Parties of Party A and causes market disorder or severely impacts the public image and interest of Party A or other authorized parties of Party A;

iii.	major changes occurs in Party B’s management, financial and/or operating situations, or apparent signs indicates the occurrence of such major changes, so that Party B may no longer perform its authorized obligation appropriately;

iv.	Party B violates laws and regulations and causes loss which adversely affects Party A;

v.	Party B otherwise breaches or violates rules and regulations and fails to rectify upon Party A’s written notice.

55.	For one (1) month following the expiration or early termination of this Agreement, Party B shall appropriately conduct follow-up work proscribed under this Agreement and its schedule or upon Party A’s request, and shall assist Party A or its designated third parties for relevant work transition and transfer.

56.	Within seven (7) business days after the expiration or early termination of this Agreement, Party B shall return to Party A or transfer to a third party designated by Party A all documents and materials related to the authorized business under this Agreement ( including without limitation all originals, photocopies and other copies of client information, income data, market analysis, business model, marketing advertisements, authorized business information and relevant materials recorded on media such as paper, film, CDs, hard drives in written or electronic files, images or videos, and relevant receipts and chops).

57.	If after the expiration or early termination of this Agreement, Party A designates a third party to provide follow-up services to the clients Party B developed, Party B shall ensure transfer of all client information to such third party within seven (7) business days from the day on which this Agreement is terminated.

Section 11 Confidentiality

58.	Each Party shall keep business secret and other proprietary material of the other Party (including client information) and information of the other Party acquired or accessed during the cooperation (“Confidential Information”) as confidential and adopt necessary confidentiality measures; without written consent of the other Party, neither Party shall disclose to the media or disclose, provide or transfer to any third party Confidential Information. The disclosing Party shall compensate in full the other Party’s losses caused by such disclosure.

59.	Except necessary for work proscribed under this Agreement and its schedule, neither Party shall use, alter or copy trademark, logo of the other Party or use business information, technology and other materials of the other Party without written consent of such other Party.

Section 12 Dispute Resolution

60.	The Parties agree to try their best to settle any dispute arising out of or in connection with this Agreement between the Parties through negotiation, including (but not limited to) any dispute concerning the validity and existence of this Agreement.

61.	For any dispute arising during the performance of this Agreement, the Parties shall settle the dispute through negotiation in a spirit of mutual understanding and cooperation. Should the negotiation fails, each Party is entitled to institute a legal proceeding in the People’s Court with jurisdiction over Party A.

Chapter 13 Notice

62.	Any notice or other communication under this Agreement shall be in writing. Each Party may delivery to the other Party by (1) hand delivery; (2) telegraph; (3) facsimile; (4) express delivery; (5) registered mail; or (6) email, and the delivery shall be deemed completed on the date of the other Party’s reception.

Chapter 14 Effectiveness of the Agreement

63.	The term of this Agreement shall be one (1) year, effective upon the execution by the Parties’ authorized signatories and being stamped with respective company chops or contract chops. If the Parties intend to continue cooperation after the term of this agreement expires, the Parties shall further negotiate and sign written renewal agreement, the term of which shall not exceed three years.

64.	Within the term of this Agreement, the Guidelines regarding social channel management and other business management, stipulated by Party A from time to time, shall be deemed to form part of this Agreement and strictly implemented by Party B. Any violation of the Guidelines by Party B during the term shall be deem a breach of this Agreement, for which Party A shall be entitled to terminate this Agreement and seek damages from Party B.

65.	Within the term of this Agreement, if national laws, regulations and policies affect performance of certain provisions of this Agreement, the Parties shall make adjustments on such provisions in according with such relevant national laws, regulations and policies.

66.	The Parties may negotiate on matters not covered under this Agreement and enter into a written supplemental agreement.

67.	Neither Party may unilaterally alter or amend this Agreement or its schedule without written confirmation by both Parties.

68.	This Agreement is made in four (4) copies; Party A holds three (3) copies and Party B holds one (1) copy; each copy has the same legal effect.

69.	All schedules to this Agreement shall be deemed inseparable component of this Agreement and shall have the same legal effect as the text of this Agreement.

Schedule 1: Register of Social Channels

[no text hereinafter]

China Unicom Co., Ltd. Chengdu Branch

Signatory: /s/

Seal:

Date: January 1, 2012

Talkie Technology (Shenzhen) Co., Ltd.

Signatory: /s/

Bank:

Bank Account:

Seal:

Date: January 1, 2012